Exhibit 10.3

Director Annual

Deferred Stock Unit Agreement

2012 Plan

DELL INC.

Deferred Stock Unit Agreement

Recipient:	Date of Grant: July 1, 2012

Identification No.:	Number of Units:

Dell Inc., a Delaware corporation (the “Company”), is pleased to grant you units (the “Units”) representing shares of the Company’s common stock (the “Shares”), subject to the vesting and other restrictions described below. The number of Units awarded to you is stated above. Each Unit represents one Share. This award is subject to the following terms and conditions.

Deferral Election and Transfer Restrictions — You have elected to defer all or a portion of your Director compensation pursuant to a timely filed 2012 Retainer Fee Election Form. As such, your Shares shall not be issued until (i) the Units fully vest, and (ii) you experience a separation from service from the Board, as described below. You may not sell, assign, transfer, pledge or otherwise dispose of any Units until such time as the Shares are issued.

Vesting — The Units are subject to the following vesting schedule:

Number	Date

If you cease to be a director by reason of your death, Permanent Disability (as defined in the Plan described below), or retirement from the Board of Directors after attaining age 65 with a minimum of four years of service, all of the Units will vest immediately and automatically. If you cease to be a director for any other reason, any Units which have not vested on or before your termination date will expire at that time.

Separation from Service — If you separate from service from the Board on or after the vesting date described above, one Share shall be issued to you for each of your vested Units either in (i) one lump sum payment; or (ii) five equal annual installments, in accordance with the Distribution Election made on your 2012 Retainer Fee Election Form. For purposes of this award, a “separation from service” shall be as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder. Shares of common stock that are issued shall be made available from authorized but unissued shares.

Rights as a Stockholder — You will have no rights as a stockholder with respect to Shares that may be received by you until the Shares are issued as described above and those Shares are registered in your name on the books of the Company’s transfer agent. If the Company declares a cash dividend on the Company’s common stock and, on the record date for such dividend, you hold a Unit pursuant to this Agreement that has not been settled, you will be entitled to receive an amount in cash equal to the amount of such cash dividend declared and paid on one share of Common Stock (a “Dividend Equivalent”), so long as such dividend record date occurs not later than the date on which the Share underlying such Unit is issued to you. Dividend Equivalents will not be credited with interest. Dividend Equivalents with respect to a Unit will become vested on the date the Unit becomes vested and shall be distributed to you at the same time the Share which is attributable to that Unit under the Agreement is issued to you. In the event that a Unit is forfeited under this Agreement, the associated Dividend Equivalent Payment(s) will be forfeited.

Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by the Company. You may pay such amounts in cash or make other arrangements satisfactory to the Company for the payment of such amounts. You agree that if you do not pay, or make arrangements for the payment of, such amounts, the Company, to the fullest extent permitted by law, shall have the right to deduct such amounts from any payments of any kind otherwise due to you (including Dividend Equivalents) and shall have the right to withhold from vested Units the number of Shares having an aggregate market value at that time equal to the amount you owe.

Black-Out Periods — In order to minimize the potential for prohibited “insider” trading, the Company may establish periods from time to time during which you may not engage in transactions involving the Company’s stock (“Black-Out Periods”). Notwithstanding any other provisions herein, if the Units are subject to distribution during a Black-Out Period, such distribution shall instead be made on the earlier of (i) the date you are not subject to any such policy and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and on-half months following the date such distribution would otherwise have been made hereunder.

Incorporation of Plan — This award of Units and any associated Dividend Equivalents is granted under the Dell Inc. 2012 Long-Term Incentive Plan (“Plan”) and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company’s Stock Option Administration Department.

Prospectus — You may at any time obtain a copy of the prospectus related to the Dell common stock awarded pursuant to this Deferred Stock Unit Agreement by accessing the prospectus at http://intranet.dell.com/dept/legal/Corporate/BenefitPlans/Pages/

Default.aspx. Additionally, you may request a copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, One Dell Way, Mail Stop 8038, Round Rock, Texas 78682, (512) 728-5198 or by e-mail at Stock_Option_Administrator@dell.com.

Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its directors.

Internal Revenue Code Section 409A — This award is intended to constitute a “nonqualified deferred compensation plan” for purposes of Code Section 409A and as such it shall be interpreted to comply with the provisions of Code Section 409A and the regulations promulgated thereunder.

Data Privacy Consent — As a condition of the grant of the Units, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, nationality, any shares of common stock held in the Company, and details of all options or other entitlements to shares of common stock awarded, cancelled, exercised, vested, or unvested (“Data”). You further understand that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.

Acceptance of Terms and Conditions — This award will not be effective until you have acknowledged and agreed to the terms and conditions set forth herein by executing this agreement in the space provided below and returning it to the Company’s Stock Option Administration Department.

Awarded subject to the terms and conditions stated above:	Accepted under the terms and conditions stated above:

DELL INC.

By:
Samuel A. Guess, VP, Global Compensation & Benefits	Recipient’s Signature

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